Exhibit 99.1

IFF Reports First Quarter 2009 Results

NEW YORK--(BUSINESS WIRE)--April 30, 2009--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced results for the first quarter 2009. Earnings per share on a reported basis were $.60 in the 2009 first quarter versus $.69 in the prior year quarter. Sales were $560 million in the current year quarter compared to $597 million in the prior year period. The stronger U.S. dollar accounted for $27 million of the decline in sales.

“In light of current global turmoil, I believe that IFF’s first quarter results were good,” said Robert M. Amen, Chairman and Chief Executive Officer. “We faced multiple challenges during the quarter – economic contractions in North America and Europe, higher input costs and currency parity changes. We managed some of these issues well but we have opportunities to improve.”

Mr. Amen continued, “I am pleased with the performance of our Flavors business as it continues to grow and strengthen. Our Fragrances business was confronted with a sharp decline in Fine Fragrance and Beauty Care in Europe, Africa and Middle East (EAME) and North America, as well as margin erosion. The Fragrance team continues to win key projects and is building core capabilities that we expect will lead to future growth. This is reflected in the fact that all of the regions, except EAME, had growth in local currency versus last year.”

Flavors Business Unit

Local currency sales in the 2009 quarter were up 2 percent from a strong prior year period. The growth was driven by higher volumes and wins in North America as well as growth in Greater Asia. Reported sales worldwide were down 3 percent as cost recovery and new product introductions were more than offset by a stronger U.S. dollar. Sales in Latin America were down, reflecting a significantly stronger dollar that reduced reported sales and depressed short-term demand. The Latin America comparison to first quarter 2008 sales needs to be seen in light of last year’s 37 percent growth rate. Europe was the weakest region, reflecting the economic slowdown as well as customer inventory corrections. Operating profit declined by $4 million to $53 million in 2009, principally reflecting unfavorable exchange rate impacts and higher input costs, which were partially offset by price recovery.

Fragrances Business Unit

Fragrance sales were down 5 percent in local currency. This decline reflects both a drop in consumption of Fine Fragrances and a significant inventory correction by our Fine Fragrance customers in EAME and North America. Functional Fragrances sales were equal to first quarter 2008 in local currency. Operating profit decreased by $11 million to $36 million in the current quarter. The decline reflects lower volumes, higher input costs, weak sales mix and unfavorable exchange rate impacts of $5 million that was only partially offset by price increases, lower overhead and operating expenses.

Sales performance by region and product category follows:

		First Quarter 2009 vs. 2008
		Percent Change in Sales by Region of Destination
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-14%	8%	13%	2%	6%	4%

EAME (1)	Reported	-33%	-11%	-27%	-24%	-11%	-19%
	Local Currency	-26%	-2%	-20%	-16%	-1%	-11%

Latin America	Reported	14%	1%	16%	7%	-2%	3%

Greater Asia	Reported	12%	-4%	7%	2%	-2%	-1%
	Local Currency	14%	-3%	3%	2%	2%	2%

Total	Reported	-17%	-3%	-8%	-9%	-3%	-6%
	Local Currency	-12%	0%	-4%	-5%	2%	-2%
(1) Europe, Africa and Middle East.

First Quarter 2009 Highlights

  Gross profit, as a percentage of sales, was 39.7 percent compared with 41.1 percent last year, reflecting lower volumes, unfavorable currency impacts and weak Fine Fragrance sales performance.
  Research and Development expense decreased 4 percent to $50 million, reflecting a stronger U.S. dollar and cost control. As a percentage of sales, R&D expense was 9.0 percent in 2009 compared to 8.7 percent last year.
  Selling and Administrative expense decreased $1 million year-over-year. This reflects cost reduction efforts as well as a stronger U.S. dollar that more than offset $1 million of incremental pension expense and $2 million related to product claims and bad debts.  The 2008 period included a $2.6 million insurance recovery. As a percentage of sales, costs increased to 16.0 percent versus 15.1 percent in 2008.
  Other income, net was $3.5 million favorable versus the prior year quarter, mainly due to gains on existing currency positions.
  Interest expense increased $2 million year-over-year, including $4 million related to the closeout of a U.S. LIBOR-EURIBOR interest rate swap.
  The effective tax rate was 24.4 percent compared to 25.4 percent in 2008. The favorable change in year-over-year tax rates is mainly attributable to the closure of open tax positions and the mix of earnings across the countries in which we operate. The 2008 period included a $2.1 million favorable adjustment related to tax settlements.

Second Quarter Outlook

Looking ahead, Mr. Amen commented “I expect the economic challenges to remain with us for several more quarters. Currency headwinds should be greater next quarter, since the dollar was at its weakest during the second quarter last year.” Mr. Amen added, “We will continue to support our customers in creating consumer-preferred products. Equally, we will move forward on a series of initiatives to reduce our fixed and variable costs which should benefit operating margins later in 2009. IFF is fortunate to have a strong balance sheet, healthy positive cash flow and sound business fundamentals. This enables me to remain optimistic as I look ahead.”

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Individuals interested in receiving future updates on IFF via e-mail can register at http://ir.iff.biz.

Audio Webcast

An audio webcast, to discuss the Company's first quarter 2009 financial results and outlook, will be held today at 9:00 a.m. EDT April 30, 2009. Interested parties can access the webcast and accompanying slide presentation on the Company's Web site at www.iff.com, under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's Web site approximately one hour after the event and will remain available on the IFF Web site until May 14, 2009.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “outlook”, “guidance”, “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest and other savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, especially given the current disruption in global economic conditions, including significant economic and recessionary pressures, energy and commodity prices, decline in consumer confidence and spending, significant fluctuations in the value of the U.S. dollar, population health and political uncertainties, and the difficulty in projecting the short and long-term effects of global economic conditions; movements in interest rates; continued volatility and deterioration of the capital and credit markets, including continued disruption in the commercial paper market, and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets, especially given the current disruptions to such currency markets, and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Certain other factors which may impact our financial results or which may cause actual results to differ from such forward-looking statements are also discussed in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the IFF Web site at www.iff.com under “Investor Relations”. You are urged to carefully consider all such factors.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended
	March 31,

	2009	2008	% Change
Net sales	$559,630	$596,605	-6%
Cost of goods sold	337,430	351,123	-4%
Gross margin	222,200	245,482	-9%
Research & development	50,189	52,056	-4%
Selling and administrative	89,424	90,149	-1%
Amortization	1,538	1,538	0%
Restructuring and other charges		6,222
Interest expense	19,781	18,219	9%
Other (income) expense, net	(1,162)	2,307
Pretax income	62,430	74,991	-17%
Income taxes	15,233	19,043	-20%
Net income	$47,197	$55,948	-16%

Earnings per share - basic	$0.60	$0.69	-13%
Earnings per share - diluted	$0.60	$0.69	-13%

Average shares outstanding (1)
Basic	78,195	80,296	-3%
Diluted	78,747	81,079	-3%

(1) Diluted shares decreased by 174 shares from the amounts
reported in 2008 as result of adopting FSP EITF 03-6-1 on January 1, 2009.

International Flavors & Fragrances Inc.
Consolidated Condensed Balance Sheet
(Amounts in thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008

Cash & short-term investments	$87,917	$178,828
Receivables	451,094	439,768
Inventories	452,282	479,567
Other current assets	60,764	62,905
Total current assets	1,052,057	1,161,068

Property, plant and equipment, net	474,382	496,856
Goodwill and other intangibles, net	725,144	726,683
Other assets	368,049	365,306
Total assets	$2,619,632	$2,749,913

Bank borrowings, overdrafts, and current portion
of long-term debt	$90,465	$101,982
Other current liabilities	256,208	349,059
Total current liabilities	346,673	451,041

Long-term debt	1,124,903	1,153,672
Non-current liabilities (1)	502,463	564,558

Shareholders' equity (1)	645,593	580,642
Total liabilities and shareholders' equity	$2,619,632	$2,749,913

(1) Non-current Liabilites decreased and shareholders' equity increased by $7.5 million from the amounts reported in 2008 as a result of the reclass of noncontrolling interest in accordance with FAS 160, which was adopted on January 1, 2009.

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net income	$47,197	$55,948
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	18,631	19,494
Deferred income taxes	5,985	21
(Gain) loss on disposal of assets	(809)	72
Equity based compensation	4,759	3,885
Changes in assets and liabilities
Current receivables	(27,221)	(34,802)
Inventories	12,803	(4,897)
Current payables	(57,574)	(48,814)
Changes in other assets/liabilities	(18,139)	16,734
Net cash (used in) provided by operations	(14,368)	7,641

Cash flows from investing activities:
Additions to property, plant and equipment	(7,644)	(11,966)
Purchase of investments	(198)	(3,784)
Termination of net investment hedge	(11,916)	-
Proceeds from disposal of assets	675	471
Net cash used in investing activities	(19,083)	(15,279)

Cash flows from financing activities:
Cash dividends paid to shareholders	(39,338)	(18,628)
Net change in bank borrowings and overdrafts	(7,264)	(36,568)
Proceeds from issuance of stock under stock plans	347	2,314
Purchase of treasury stock	(1,967)	(29,995)
Net cash used in financing activities	(48,222)	(82,877)

Effect of exchange rate changes on cash and cash equivalents	(9,205)	(498)

Net change in cash and cash equivalents	(90,878)	(91,013)

Cash and cash equivalents at beginning of year	178,467	151,471

Cash and cash equivalents at end of period	$87,589	$60,458

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net Sales
Flavors	$266,121	$273,807
Fragrances	$293,509	$322,798
Consolidated	$559,630	$596,605

Operating Profit
Flavors	$52,840	$56,928
Fragrances	$35,991	$46,896
Global Expenses	$(7,782)	$(8,307)
Consolidated	$81,049	$95,517

Interest Expense	$(19,781)	$(18,219)
Other Income (expense), net	$1,162	$(2,307)
Income Before Taxes	$62,430	$74,991

CONTACT:
International Flavors & Fragrances Inc.
Investor:
Interim CFO
Richard O'Leary, 212-708-7291